ARTICLES OF MERGER

..between

LMP REAL ESTATE INCOME FUND INC.
(a Maryland corporation)

and

LEGG MASON FUNDS TRUST
(a Maryland statutory trust)



      LMP Real Estate Income Fund Inc., a corporation duly organized and existing under the laws of the State of Maryland ("RIT"), and Legg Mason Funds Trust, a statutory trust duly
... formed and existing under the laws of the State of Maryland ("LMF"), do hereby certify that:

FIRST:  RIT and LMF agree to merge.

      SECOND: The name and place of incorporation or formation of each party to these Articles of Merger are LMP Real Estate Income Fund Inc., a Maryland corporation, and Legg Mason Funds Trust, a Maryland statutory trust. LMF shall survive the merger as the successor entity and shall continue under the name "Legg Mason Funds Trust" *as a statutory trust formed under the laws of the State of Maryland.

      THIRD: RIT, the merging entity, has its principal office in the State of Maryland in Baltimore City and does not own an interest in land in the State of Maryland. LMF, the surviving entity, has its principal office in the State of Maryland in Baltimore City.

      FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each entity party to these Articles of Merger in the manner and by the vote required by its charter or governing instrument or certificate of trust, as the case may be, and the laws of the State of Maryland. The manner of approval was as follows :

             (a)  The Board of Directors of RIT at a
meeting held on October 21, 2015 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of stockholders of RIT. Notice, which stated that a purpose of the special meeting was to act on the proposed merger, was given by RIT as required by law. The proposed merger was approved by the stockholders of RIT at the special meeting of stockholders held on May 18, 2016 by the affirmative v:ote of a majority of all the votes entitled to be cast on the matter.





4819-2629-0738 .2
















            *(b) As permitted by the governing
instrument of LMF, the proposed merger was approved
by the Trustees of LMF at a meeting held on October
21, 2015 by a majority of the Trustees present at a
meeting at which quorum was present.	*

     FIFTH: No amendment to the certificate of trust of LMF is to be effected as a part of the merger.

     SIXTH: The total number of shares of capital stock or beneficial interest of all classes or series which RIT or LMF, respectively, has authority to issue, the number of shares of each class or series which RIT or LMF, respectively, has authority to issue, and the par value of the shares of each class or series which RIT or LMF, respectively, has authority to issue are as follows:
             (a) The total number of shares of stock of all classes or series which RIT has authority to issue is 100,000,000 shares, all of which are classified and designated as "Common Stock", $0.001 par value per share ("RIT Common Stock"). The aggregate par value of all the shares of stock of all classes or series of RIT is $100,000.

            (b} The total number of shares of beneficial interest of all classes or series which LMF has authority to issue is unlimited. A series of shares has been created ahd designated as "ClearBridge Real
Estate Opportunities Fund'',
$0.00001 par value per share (CRO"). The number of authorized shares of ClearBridge Real Estate
Opportunities Fund is unlimited.

     SEVENTH: The manner and basis of converting or exchanging issued shares of RIT Common Stock into shares of CRO or other consideration, and the treatment of any issued shares of RIT
Common Stock   ot to be converted or exchanged, are as follows:

             (a)	Each issued and outstanding share of CRO
on the effective time of the merger shall continue,
without change as to class, series or otherwise, to be
an issued and outstanding share of CRO.	*

            (b)	Each issued and outstanding share of RIT
Common.Stock on the effective time of the merger shall be converted into, and become, an equivalent dollar amount (to the nearest $0.00 I ) of full shares of CRO, based on the net asset value per share of CRO and RIT Common Stock calculated at 4:00 p.m. on the business day preceding the effective time of the merger (the "Common Stock Consideration"). In lieu of issuance of fractional shares of RIT
Common Stock, cash will be paid in an amount equal to the value of the fractional shares of CRO each former holder of RIT Common Stock would otherwise have received in the merger (the "Common Cash Consideration" and, together with the Common Stock Consideration, the "Common Merger
Consideration").

            (c)	As soon as practicable following the
effective time of the merger, each holder of issued and outstanding shares of RJT Common Stock shall




4819-2629-0738.2


be entitled to surrender to LMF the certificates or the book-entry shares representing the shares of RIT
Common Stock held by such holder immediately prior to the effective time of the merger, and, upon such surrender, shall be entitled to receive the Common
Merger Consideration, without interest.

      EIGHTH: The merger shall become effective immediately upon acceptance for record of these Articles of Merger by the State
Department of Assessments and Taxation of Maryland.











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      IN WITNESS WHEREOF, each of LMP Real Estate Income Fund Inc. and Legg
Mason Funds Trust has caused these presents to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and witnessed by its Assistant
Secretary on June ____, 2016.
ATTEST:	LMP REAL ESTATE INCOME FUND INC.
(a Maryland corporation)
By:/s/ George P. Hoyt		/s/ Jane Trust
   George P. Hoyt	Jane Trust
Assistant Secretary	Chairman, President and Chief
	Executive Officer


ATTEST:	LEGG MASON FUNDS TRUST
	(a Maryland statutory trust)

By:/s/ George P. Hoyt		/s/ Jane Trust
   George P. Hoyt	Jane Trust
Assistant Secretary	Chairman, President and Chief
	Executive Officer


THE UNDERSIGNED, Chairman, President and Chief Executive Officer
of LMP Real Estate Income Fund Inc., who executed on behalf of said corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Merger to be the corporate act of said corporation and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
/s/ Jane Trust
Chairman, President and Chief Executive Officer
        THE UNDERSIGNED, Chairman, President and Chief Executive Officer of Legg Mason Funds Trust, who executed on behalf of said statutory trust the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said statutory trust the foregoing Articles of Merger to be the act of said statutory trust and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
/s/Jane Trust
Chairman, President and Chief Executive Officer
I